Exhibit 10.1

Summary of Viacom Inc. Compensation for Outside Directors
(Effective as of October 31, 2016)
Cash Compensation

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The Chair of the Board receives an annual Board retainer of $300,000, the Vice Chair of the Board receives an annual retainer of $200,000 and all other outside directors receive an annual retainer of $100,000, in each case payable in equal installments quarterly in advance.

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The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees receive a per meeting attendance fee of $2,000.

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The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that Committee receive a per meeting attendance fee of $1,500.

Outside directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors.
Equity Compensation

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Each outside director receives an annual grant on January 31st of each year of Restricted Share Units (RSUs), the number of which is determined by dividing (i) $175,000 by (ii) the fair market value of one share of Class B Common Stock on The NASDAQ Global Select Market (NASDAQ) on the date of grant.

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In addition, the Lead Independent Director receives an annual grant on January 31st of each year of RSUs, the number of which is determined by dividing (i) $50,000 by (ii) the fair market value of one share of Class B Common Stock on NASDAQ on the date of grant.

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All RSUs vest one year from the date of grant and are payable to outside directors in shares of Class B Common Stock upon vesting unless the outside director has previously elected to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock.